Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                                 RADVISION LTD.
             (Exact name of registrant as specified in its charter)

                  Israel                                 None
 (State or other jurisdiction of         (I.R.S. Employer Identification No.)
  incorporation or organization)

               24 Raoul Wallenberg Street, Tel Aviv, 69719, Israel (Address of Principal Executive Offices) (Zip Code)

                                 RADVISION LTD.
                         2000 EMPLOYEE STOCK OPTION PLAN
                            (Full title of the plan)

                                 RADVision, Inc.
                          Attn: Eugene Wolf, President
                               575 Corporate Drive
                            Mahwah, New Jersey 07430
                     (Name and address of agent for service)

                                 (201) 529-4300
          (Telephone number, including area code, of agent for service)

                                   Copies to:


       Steven J. Glusband, Esq.                       Ori Rosen, Adv.
      Carter, Ledyard & Milburn              Danziger, Klagsbald, Rosen & Co.
            2 Wall Street                          Gibor Sport Building
       New York, New York 10005                      28 Bezalel Street
            (212) 732-3200                        Ramat-Gan 52521, Israel
                                                      972-3-611-0700


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================

                                                       Proposed maximum
   Title of securities to be       Amount to be       offering price per         Proposed maximum         Amount of
          registered                registered               share           aggregate offering price  registration fee
-------------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value
NIS 0.1 per share.........           20,000                  $6.9375(1)           $138,750                  $34.69
                                     ------                  ----------           --------                  ------
-------------------------------------------------------------------------------------------------------------------------

Ordinary Shares, par value
NIS 0.1 per share.........          400,000                  $6.00(1)             $2,400,000               $600.00
                                    -------                  --------             ----------               -------
-------------------------------------------------------------------------------------------------------------------------

Ordinary Shares, par value
NIS 0.1 per share.........           20,000                  $6.190(1)            $123,800                  $30.95
                                     ------                  ---------            --------                  ------
-------------------------------------------------------------------------------------------------------------------------

Ordinary Shares, par value
NIS 0.1 per share.........          150,000                  $6.156(1)            $923,400                 $230.85
                                    -------                  ---------            --------                 -------
-------------------------------------------------------------------------------------------------------------------------

Total.....................          590,000                                       $3,585,950               $896.49
                                    =======                                       ==========               =======
-------------------------------------------------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457(h) on the basis of the price at which outstanding options under the 2000 Employee Stock Option Plan may be exercised.


                           ---------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.




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


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference the following documents (Commission File No. 0-29871) into this Registration Statement:


     (a) The Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2000.

     (b) The description of the Registrant's Ordinary Shares contained in Amendment No. 1 to the Registration Statement on Form 8-A of the Registrant filed under the Securities Exchange Act of 1934 (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

     Not required, inasmuch as the Registrant's Ordinary Shares are registered under Section 12(g) of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Under the Israeli Companies Law, an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.

Office Holder Insurance

     The Registrant's Articles of Association provide that, subject to the provisions of the Israeli Companies Law, the Registrant may enter into a contract for the insurance of the liability of any of its office holders with respect to:

     o    a breach of his duty of care to the Registrant or to another person;

     o a breach of his duty of loyalty to the Registrant, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice the Registrant's interests; or

     o a financial liability imposed upon him in favor of another person concerning an act performed by him in his capacity as an office holder.

Indemnification of Office Holders

     The Registrant's Articles of Association provide that it may indemnify an office holder against:

     o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder; and

     o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by the Registrant or instituted on its behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

     The  Registrant's Articles of Association also include the following:

     o The Registrant is authorized to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to specified events which the Board of Directors deems to be anticipated and limited in amount determined by the Board of Directors to be reasonable under the circumstances.

     o The Registrant is authorized to indemnify retroactively an office holder.

Limitations on Insurance and Indemnification

     The Israeli Companies Law provides that a company may not indemnify an office holder nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

     o a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his duty of care if the breach was done intentionally or recklessly;

     o any act or omission done with the intent to derive an illegal personal benefit; or

     o    any fine levied against the office holder.

     In addition, under the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, the Registrant's office holders must be approved by its audit committee and board of directors and, in specified circumstances, by its shareholders.

     The Registrant has indemnified its office holders to the fullest extent permitted by law. The Registrant currently maintain a directors and officers liability insurance policy with a per claim and aggregate coverage limit of $15.0 million.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     The Exhibit Index appears below on page 9 of this Registration Statement.

Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on July 30, 2001.


                                             RADVISION LTD.


                                              By: /s/Zohar Zisapel
                                                  ----------------
                                                  Zohar Zisapel
                                              Chairman of the Board of Directors


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gadi Tamari and David Seligman, and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of RADvision Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed on July 30, 2001, by the following persons in the capacities indicated.



   Signature                                  Title
   ---------                                  -----

   /s/Zohar Zisapel                           Chairman of the Board of Directors
   ----------------
   Zohar Zisapel


   /s/Gadi Tamari                             Chief Executive Officer, President
   --------------                             and Director
   Gadi Tamari

   Signature                                  Title
   ---------                                  -----


   /s/Ami Amir                                Director
   -----------
   Ami Amir

   /s/David Seligman                          Chief Financial Officer
   -----------------
   David Seligman

   /s/Dan Goldstein                           Director
   ----------------
   Dan Goldstein

   /s/Efraim Wachtel                          Director
   -----------------
   Efraim Wachtel

   /s/Andreas Mattes                          Director
   -----------------
   Andreas Mattes

   /s/Liora Katzenstein                       Director
   --------------------
   Liora Katzenstein

   RADVISION, INC.

   By: /s/Eugene Wolf                         Authorized Representative
       --------------                           in the United States
       Eugene Wolf, President

                                  EXHIBIT INDEX



Exhibit No.                                                             Page No.
-----------                                                             --------

 5    Opinion of Danziger, Klagsbald, Rosen & Co..............................11

23.1  Consent of Danziger, Klagsbald, Rosen & Co. (included in Exhibit (5))... -

23.2  Consent of Luboshitz Kasierer...........................................13

24    Power of Attorney (see page 7 above).................................... -




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